Exhibit 10.1

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment Agreement”) is dated as of December 11, 2023 (the “Effective Date”) by and among Aditxt, Inc. (“Assignee”), Baker Brothers Life Sciences, L.P. (“BBLS”), 667, L.P. (“667” and collectively with BBLS, “Baker”) and Baker Bros. Advisors LP as their designated agent (the “Designated Agent”), and consented to by Evofem Biosciences, Inc., a Delaware corporation (“Borrower”).

WHEREAS, Baker entered into that certain Securities Purchase and Security Agreement by and among Borrower, Baker and Designated Agent, dated as of April 23, 2020, as amended on November 20, 2021, March 21, 2022, September 15, 2022 and September 8, 2023 (the “Agreement”). All capitalized terms used but not otherwise defined in this Assignment Agreement shall have the meaning provided in the Agreement;

WHEREAS, pursuant to the Agreement, Baker loaned a principal amount of twenty-five million dollars ($25,000,000) to Borrower (the “Original Loan Amount”);

WHEREAS, the Original Loan Amount is evidenced by those certain convertible promissory notes (the “Notes”) that were issued by Borrower to Baker;

WHEREAS, Baker desires to sell and assign the Notes and all remaining amounts due under the Agreement and the Notes, for (i) an aggregate principal amount of Five Million ($5,000,000) secured notes due on December 31, 2023, in the form annexed hereto as Exhibit A (the “$5,000,000 Secured Notes”), (ii) an aggregate principal amount of Eight Million ($8,000,000) secured notes due on September 30, 2024, in the form annexed hereto as Exhibit B (the “$8,000,000 Secured Notes”; the obligations under the $5,000,000 Secured Notes and the $8,000,000 Secured Notes, collectively, the “Secured Obligations”), (iii) an aggregate principal amount of Five Million ($5,000,0000) ten-year unsecured coupon notes, in the form annexed hereto as Exhibit C (the “$5,000,000 Unsecured Coupon Note”) and (iv) payment of $154,480 in respect of net sales of Phexxi in respect of the calendar quarter ended September 30, 2023, which amount shall be due and payable on December 14, 2023 (the “Phexxi Payment Amount”), to Assignee, and Assignee desires to purchase and assume the Notes and such remaining amounts due under the Agreement and accept the assignment, all in accordance with the terms of this Assignment Agreement;

WHEREAS, Borrower consents to such purchase by and assignment to Assignee; and

NOW, THEREFORE, based on the mutual promises provided herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee, Borrower and Baker agree as follows:

1. Assignment.

a. Assignment. For consideration in the form of (i) issuance by Assignee to Baker of the $5,000,000 Secured Notes, (ii) the $8,000,000 Secured Notes, (iii) the $5,000,000 Unsecured Coupon Notes to Baker and (iv) payment to Baker of the Phexxi Payment Amount, Baker hereby assigns to Assignee, and Assignee hereby assumes, the Notes and all remaining amounts due under the Agreement and the Notes (the “Outstanding Loan Amount”; the Outstanding Loan Amount and the Notes, collectively referred to herein as the “Assigned Loan”). Subject to the provisions of section 3, Baker assigns, transfers and conveys to Assignee the Transaction Documents. The Assigned Loan shall be secured by the Collateral to the same extent that the Collateral secures the Notes and the Original Loan Amount. For the avoidance of doubt, this Assignment Agreement is not conditioned on, and the foregoing consideration shall be due and payable to Baker regardless of whether Assignee or any affiliate of Assignee consummates, the acquisition of or any similar transaction with Borrower (any such transaction, regardless of structure, a “Contemplated Transaction”).

b. The assignment of the Assigned Loan is without recourse to Baker.

2. Representations and Warranties.

a. Assignee. The Assignee (i) represents and warrants that (A) it is legally authorized to enter into this Assignment Agreement; (B) it has obtained all consents and approvals required to enter into this Assignment Agreement; (C) this Assignment Agreement is binding legal obligation of Assignee, enforceable against it in accordance with this Assignment Agreement’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability; (D) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Loan, shall have the obligations of a Lender thereunder; (E) it is sophisticated with respect to decisions to acquire assets of the type represented by such Assigned Loan and either it, or the Person exercising discretion in making its decision to acquire such Assigned Loan, is experienced in acquiring assets of such type; (F) it has, independently and without reliance upon Baker and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement to purchase such Assigned Loan; and (G) it is not prohibited from being a Lender; (ii) confirms that, based on Borrower’s and Baker’s representation, it has received a copy of the Transaction Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) will independently and without reliance upon Baker and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action permitted to be taken under the Transaction Documents; and (iv) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Transaction Documents (excluding the Warrants) are required to be performed by it as a Lender.

b. Baker. Baker represents and warrants that (i) it is legally authorized to enter into this Assignment Agreement, (ii) it has obtained all consents and approvals required to enter into this Assignment Agreement, (iii) this Assignment Agreement is binding legal obligation of Baker, enforceable against it in accordance with this Assignment Agreement’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, (iv) it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (v) to Baker’s knowledge, the Transaction Documents were duly authorized, executed, delivered and performed pursuant to all requisite corporate action on behalf of Baker, and in accordance with all applicable law, including, without limitation, federal, state and securities law, (vi) [reserved], (vii) they are sophisticated with respect to decisions to acquire assets of the type represented by such Assigned Loan and either they, or the Person exercising discretion in making their decision to sell such Assigned Loan, is experienced in disposing of assets of such type; (viii) they have, independently and without reliance upon Assignee and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into this Assignment Agreement to sell such Assigned Loan, (ix) they will independently and without reliance upon Assignee and based on such documents and information as they shall deem appropriate at the time, continue to make their own credit decisions in taking or not taking action permitted to be taken under the Transaction Documents, and (x) the Assignee has received a complete, fully executed set of all the Transaction Documents, as amended to date. Except as set forth in this Section (b)(i)-(x), Baker makes no representations or warranties and assume no responsibility with respect to any statements, warranties or representations made in or in connection with the Transaction Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any other instrument or document furnished pursuant to the Transaction Documents, or the financial condition of, Borrower or any of its Subsidiaries or the performance or observance by Borrower or any such Subsidiary of any of its obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto. Except for the representations and warranties provided in this Section 2(b)(i)-(vi), the Assigned Loan is sold and assigned “as is” and “where is” without representations or warranties of any kind, including without limitation, warranties of merchantability or fitness of purpose.

c. Borrower. Borrower represents and warrants that (i) it is legally authorized to enter into this Assignment Agreement, (ii) it has obtained all consents and approvals required to enter into this Assignment Agreement, (iii) this Assignment Agreement is binding legal obligation of Borrower, enforceable against it in accordance with this Assignment Agreement’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, (iv) the Transaction Documents were duly authorized, executed, delivered and performed pursuant to all requisite corporate action on behalf of Borrower and in accordance with all applicable law, including, without limitation, all federal and state securities law, (vi) Borrower has delivered to Assignee Borrower’s most recent financial statements delivered pursuant to Section 8.1 of the Agreement.

3. Administration of Assigned Loans Prior to Repayment of Secured Obligations.

a. Until all Secured Obligations owed to Baker are repaid in full, any principal of the Assigned Loan or other amounts (other than regularly scheduled interest) that would otherwise be required to be paid to Assignee under the Agreement shall simply be deferred. If any interest or other amounts (other than principal) are not paid, such amounts shall instead be added to the principal balance of the Assigned Loan, with interest to accrue on the principal balance at the interest rate applicable under the Agreement.

b. No Contemplated Transaction shall be deemed to be a “Change of Control” under the Transaction Documents. Baker consents to the Contemplated Transaction and to any amendments to Borrower’s organizational documents in connection with any Contemplated Transaction. In no event will Assignee or any affiliate of Assignee (other than any wholly-owned subsidiary of Borrower) be deemed to be a guarantor of the Assigned Loan or required to join as a guarantor under the terms of the Transaction Documents.

c. Assignee shall have the right to make additional loans pursuant to the Agreement that are secured by the Collateral described in the Transaction Documents and the Designated Agent shall use commercially reasonable efforts to facilitate any amendments that are reasonably necessary to facilitate the making of such loans.

d. Prior to repayment of the Secured Obligations, Baker’s consent shall be required for any waiver, amendment or other modification of the Assigned Loan or the Transaction Documents; provided, that Baker’s consent to any waiver or modification in respect of a technical and/or non-economic breach that does not, and cannot reasonably be expected to, meaningfully impair the value of the Assigned Loan shall not be unreasonably withheld, conditioned, or delayed. The parties agree that Assignee shall have no obligation or duty to monitor Borrower’s compliance under the Assigned Loan.

e. Prior to the repayment of the Secured Obligations, Designated Agent shall continue to act as the Designated Agent under the Transaction Documents. So long as no Event of Default has occurred under the $5,000,000 Secured Notes or the $8,000,000 Secured Notes, (i) Borrower shall not be obligated to comply with the provisions of Section 8.1(n) of the Agreement, and (ii) the Designated Agent shall not exercise any remedies in response to any Event of Default under the Transaction Documents without the prior written consent of Assignee, unless such action is necessary to preserve or protect the Assigned Loan from meaningful impairment or loss.

f. Upon payment in full of the Secured Obligations to Baker, (i) the Designated Agent shall be deemed to have resigned as agent under the Transaction Documents and Assignee shall be deemed to have been appointed as Designated Agent, and (ii) Baker consents the filing of a UCC-3 Financing Statement Amendment in the appropriate jurisdictions, and such other assignments as may be reasonably necessary to evidence and perfect Assignee’s security interests in the Collateral, all such actions to be at the sole cost and expense of Assignee.

4. Consent and Approval. Borrower hereby approves the foregoing Assignment Agreement, the modifications to the Agreement made herein, and the sale and assignment of the Assigned Loan to Assignee.

5. General Provisions.

a. Severability. Whenever possible, each provision of this Assignment Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment Agreement.

b. Notice. Any notice or service of process or other communication shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission if sent by facsimile or email, (ii) the day of delivery if hand delivered or delivered by an overnight express service or overnight mail delivery service, in each case addressed to the party to be notified as follows:

(a) If to Baker:

Baker Brothers Life Sciences, L.P.

Attention: Scott Lessing, President
860 Washington St., 10th Floor
New York, NY 10014

Facsimile:
Telephone:

Email:

(b) If to Assignee:

Aditxt, Inc.

Attn: Amro Albanna, CEO

737 Fifth Street, Suite 200

Richmond, VA 23219

E-mail: aalbanna@aditxt.com

(c) If to Borrower:

Evofem Biosciences, Inc.

7770 Regents Road, Suite 113-618

San Diego, CA 92122

Attn: Sandra Pelletier, CEO

E-Mail: spelletier@evofem.com

or to such other address as each party may designate for itself by like notice.

c. Entire Agreement; Amendments. This Assignment Agreement and the agreements referenced herein, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof. None of the terms of this Assignment Agreement may be amended except by an instrument executed by each of the parties hereto.

d. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Assignment Agreement. In the event an ambiguity or question of intent or interpretation arises, this Assignment Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Assignment Agreement.

e. No Waiver. No omission or delay by Baker or Assignee at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Assignee at any time designated, shall be a waiver of any such right or remedy to which such party is entitled, nor shall it in any way affect such party’s right to enforce such provisions thereafter.

f. Survival. All agreements, representations and warranties contained in this Assignment Agreement or in any document delivered pursuant hereto or thereto shall survive the execution and delivery of this Assignment Agreement.

g. Governing Law. THIS ASSIGNMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

h. Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Assignment Agreement shall be brought in any state or federal court located in the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Assignment Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Assignment Agreement.

i. Counterparts. This Assignment Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

j. No Third Party Beneficiaries. No provisions of this Assignment Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Baker, Assignee and Borrower unless specifically provided otherwise herein.

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The terms set forth in this Assignment Agreement are hereby agreed to as of the date first provided above.

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

667, L.P.,

By: Baker Bros. Advisors LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

Baker Bros. Advisors LP

Signature:	/s/ Scott Lessing
Print Name:	Scott Lessing
Title:	President

[Assignment Agreement]

ADITXT, INC.

Signature:	/s/ Amro Albanna
Print Name:	Amro Albanna
Title:	Chief Executive Officer

[Assignment Agreement]

Consented to by:

EVOFEM BIOSCIENCES, INC.

Signature:	/s/ Saundra Pelletier
Print Name:	Saundra Pelletier
Title:	Chief Executive Officer

[Assignment Agreement]